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                                                                    Exhibit (99)


April 28, 1999

                                                        Immediate


                                      Robert W. Krick, ext. 3141

UGI REPORTS 21 PERCENT HIGHER
SECOND QUARTER EARNINGS PER SHARE

VALLEY FORGE, PA., April 28, 1999 - UGI Corporation (NYSE: UGI), reported net income per share increased 21 percent to $1.14 a share for the quarter ended March 31, 1999 from $0.94 a share during the same period last year. Net income for the second quarter of fiscal 1999 increased to $37,500,000 from $31,200,000 in 1998.

"I am pleased with the results we've achieved this quarter given that weather remained significantly warmer than normal," said Lon R. Greenberg, UGI chairman and chief executive officer. Greenberg noted that the increase in earnings was primarily due to higher volumes across all of UGI's principal businesses attributable in part to weather which was cooler than last year, excellent management of unit margins in the propane business and tight expense control in all business segments.

In UGI's propane unit, AmeriGas Partners, L.P. (NYSE: APU), retail propane volumes increased during the quarter to 284.8 million gallons from 265.7 million gallons in 1998 on weather that was 11% warmer than normal and 4% colder than last year. Greenberg stated, "I am pleased with the degree to which our performance improved given the significantly warmer than normal temperatures we experienced this quarter." Operating expenses were up modestly. Pretax income from propane operations for the quarter ended March 31, 1999 was $32,700,000 compared with $25,000,000 in the prior-year period.

Pretax income from Utilities was $38,700,000 for the quarter compared with $31,500,000 last year. Weather in the Gas Utility service territory during the quarter was 8% warmer than normal, but 21% colder than last year. The 12% increase in throughput resulted in higher total margins from core market and firm delivery service customers. Interruptible margins decreased for the quarter, notwithstanding a slight increase in volumes, as a result of oil prices declining relative to natural gas prices. In the Electric Utility, sales volumes were up 8% on weather that was 5% warmer than normal but 18% colder than last year. Margins improved over the same period last year due to lower power costs. "I am delighted with the efforts of the employees of the Electric Utility to secure low cost power and their ability to adapt to meet the challenges of the new deregulated environment," said Greenberg. Operating expenses in both utilities during the second quarter of fiscal 1999 were essentially unchanged from the prior year.

Energy marketing pretax income for the quarter was $600,000 compared with $900,000 for the same period last year. The decrease reflects higher operating expenses related to growth initiatives.



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UGI REPORTS 21 PERCENT HIGHER                                           PAGE 2
SECOND QUARTER EARNINGS PER SHARE


Corporate general and other activities incurred a pretax loss for the second quarter of fiscal 1999 of $(4,800,000) compared with $(1,700,000) in the prior-year period. The larger fiscal 1999 loss from corporate general and other activities includes expenses related to the start-up of Hearth USA, the company's retail hearth, spa, and gas grill products superstore and expenses associated with UGI's previously announced proposed merger with Unisource Worldwide, Inc. (NYSE: UWW). "Our merger with Unisource Worldwide is an important step to provide long term value for UGI shareholders. I am particularly grateful to our employees who continue to diligently serve our customers as we pursue this major opportunity to expand our distribution business," concluded Greenberg.

On March 1, UGI announced its intention to merge with Unisource Worldwide, the largest marketer and distributor of printing and imaging papers and supply systems in North America. UGI will exchange 0.566 shares of UGI common stock for each share of Unisource Worldwide. Concurrently with its merger announcement, UGI announced its intention to sell its utility and energy marketing subsidiaries, reduce its annual dividend rate and repurchase shares of UGI common stock.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 58% of AmeriGas Partners, L.P., the nation's largest retail propane marketer.

Comprehensive information about UGI Corporation is available on the World Wide Web at http://www.ugicorp.com.



C-05                              ###                                    4/28/99



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                                 UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                   (Unaudited)

                                                  Three Months Ended         Six Months Ended             Twelve Months Ended
                                                       March 31,                 March 31,                    March 31,
                                                -----------------------   -----------------------   ---------------------------
                                                    1999        1998         1999        1998            1999           1998
Revenues:
     Propane                                    $    304.9   $    306.2   $    542.7   $    609.1   $      848.0   $      955.6
     Utilities                                       167.7        152.3        280.5        287.8          415.0          441.6
     Energy marketing                                 26.6         29.8         49.7         62.6           90.1           98.3
                                                ----------   ----------   ----------   ----------   ------------   ------------
        Total revenues                          $    499.2   $    488.3   $    872.9   $    959.5   $    1,353.1   $    1,495.5
                                                ==========   ==========   ==========   ==========   ============   ============

Operating income (loss) (a):
     Propane                                    $     72.3   $     59.5   $    107.0   $    103.5   $       91.4   $       90.4
     Gas utility                                      39.2         32.6         60.8         60.0           65.6           64.8
     Electric utility                                  3.9          3.3          7.8          6.2           11.3           10.1
     Energy marketing                                  0.6          0.9          1.2          1.4            1.8            2.0
     Corporate general and other                      (4.7)        (1.4)        (6.5)        (1.2)         (10.2)          (1.1)
     Corporate expense elimination                     2.7          2.8          5.2          5.4           10.5           11.7
                                                ----------   ----------   ----------   ----------   ------------   ------------
        Total operating income                       114.0         97.7        175.5        175.3          170.4          177.9

Interest expense:
     Propane                                         (16.4)       (16.8)       (33.0)       (33.8)         (65.3)         (65.8)
     Utilities                                        (4.4)        (4.4)        (8.8)        (8.7)         (17.7)         (16.9)
     Other                                            (0.1)        (0.3)        (0.3)        (0.4)          (0.6)          (0.8)
                                                ----------   ----------   ----------   ----------   ------------   ------------
        Total interest expense                       (20.9)       (21.5)       (42.1)       (42.9)         (83.6)         (83.5)

Minority interest in AmeriGas Partners               (23.2)       (17.7)       (30.6)       (28.8)         (10.7)         (10.2)
                                                ----------   ----------   ----------   ----------   ------------   ------------
Income before income taxes and dividends
     on UGI Utilities Series Preferred Stock          69.9         58.5        102.8        103.6           76.1           84.2
Income taxes                                         (32.0)       (26.6)       (46.5)       (46.2)         (34.7)         (37.0)
Dividends on UGI Utilities
     Series Preferred Stock                           (0.4)        (0.7)        (0.8)        (1.4)          (1.6)          (2.8)
                                                ----------   ----------   ----------   ----------   ------------   ------------
Net income                                      $     37.5   $     31.2   $     55.5   $     56.0   $       39.8   $       44.4
                                                ==========   ==========   ==========   ==========   ============   ============

Earnings per share:
     Basic                                      $     1.15   $     0.95   $     1.69   $     1.70   $       1.21   $       1.35
                                                ==========   ==========   ==========   ==========   ============   ============
     Diluted                                    $     1.14   $     0.94   $     1.69   $     1.69   $       1.21   $       1.34
                                                ==========   ==========   ==========   ==========   ============   ============

Average common shares outstanding:
     Basic                                          32.733       33.059       32.795       32.992         32.873         32.979
                                                ==========   ==========   ==========   ==========   ============   ============
     Diluted                                        32.773       33.248       32.855       33.183         32.958         33.139
                                                ==========   ==========   ==========   ==========   ============   ============

Supplemental information:
   Pre-tax income:
     Propane (b)                                $     32.7   $     25.0   $     43.4   $     40.9   $       15.4   $       14.4
     Utilities                                        38.7         31.5         59.8         57.5           59.2           58.0
     Energy marketing                                  0.6          0.9          1.2          1.4            1.8            2.0
     Corporate general and other                      (4.8)        (1.7)        (6.8)        (1.6)         (10.8)          (1.9)
     Corporate expense elimination                     2.7          2.8          5.2          5.4           10.5           11.7
                                                ----------   ----------   ----------   ----------   ------------   ------------
        Total pre-tax income                    $     69.9   $     58.5   $    102.8   $    103.6   $       76.1   $       84.2
                                                ==========   ==========   ==========   ==========   ============   ============

(a) Segment amounts reflect the Company's adoption of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." Prior year amounts have been restated.

(b)      Amounts are net of minority interest in AmeriGas Partners, L.P.


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                               UGI UTILITIES INC.
                 (a wholly owned subsidiary of UGI Corporation)
                               REPORT OF EARNINGS
                             (Thousands of Dollars)
                                  (Unaudited)

                                                 Three Months Ended    Six Months Ended      Twelve Months Ended
                                                    March 31,             March 31,              March 31,
                                                -------------------   -------------------   -------------------
                                                  1999       1998       1999       1998       1999       1998
Revenues:                                       $167,692   $152,333   $280,462   $287,797   $414,948   $441,547
                                                ========   ========   ========   ========   ========   ========
Income before income taxes                      $ 38,850   $ 31,765   $ 59,864   $ 57,773   $ 59,098   $ 58,239
                                                ========   ========   ========   ========   ========   ========
Net income                                      $ 24,167   $ 19,999   $ 37,200   $ 36,207   $ 36,544   $ 35,970
Dividends on preferred stock                         387        691        775      1,382      1,553      2,764
                                                --------   --------   --------   --------   --------   --------
Net income after dividends
  on preferred stock                            $ 23,780   $ 19,308   $ 36,425   $ 34,825   $ 34,991   $ 33,206
                                                ========   ========   ========   ========   ========   ========

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